Independent Accountant's Report on Applying
                             Agreed-Upon Procedures

Board of Directors
Providian National Bank
and
Bankers Trust Company, as Trustee

                             Providian Master Trust

     Per your request, we have performed certain agreed-upon procedures enumerated below pursuant to Article III, sections 3.06(a) and 3.06(b), of the Pooling and Servicing Agreement (as amended the "Agreement") between Providian National Bank (formerly First Deposit National Bank and Providian National
Bank), as Seller and Servicer, and Bankers Trust Company as Trustee on behalf of the certificateholders of Providian Master Trust (the "Trust"), dated as of June 1, 1993, as amended by Amendment No. 1 dated as of May 1, 1994, Amendment No. 2 dated as of June 1, 1995 and Amendment No. 3 dated as of March 1, 1997, and as supplemented by the Series 1993-2 Supplement thereto, dated as of June 1, 1993; as supplemented by the Second Amended and Restated Series 1993-3 Supplement thereto, dated as of December 1, 1995; as supplemented by the Series 1995-1 and 1995-2 Supplements thereto, dated as of June 1, 1995; as supplemented by the Series 1996-1 Supplement thereto, dated as of June 1, 1996; as supplemented by the Series 1997-1 and the Series 1997-2 Supplements thereto, dated as of March 1, 1997; as supplemented by the Series 1997-3 Supplement thereto, dated as of June 1, 1997 and as supplemented by Series 1997-4 Supplement thereto, dated as of November 1, 1997. This engagement to apply agreed-upon procedures was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of the procedures is solely the responsibility of Providian National Bank and Bankers Trust Company, as Trustee. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose.

1. We inquired of Servicer management as to whether separate Collection Accounts were maintained by the Trustee during 1997 in accordance with the terms of the Agreement. We were informed that separate collection accounts were maintained by the Trustee during 1997 (Article IV section 4.02 of the Agreement).

2. We selected a sample of six business days ("Selected Days") from the period October 1, 1996 to September 30, 1997 (April 8, April 10, April 14, April 16, June 6 and June 12) and performed the following (Article III sections
     3.01 and 3.04 and Article IV sections 4.02 and 4.03 of the Agreement):

     a) We obtained the corresponding day's Transfer of Funds Notice ("TFN") as prepared by Providian National Bank.

     b) We compared the wire amount as set forth in the TFN to the corresponding amount in the caption "Investor Finance Charge and Fee Collections" contained in the Collection Data Report, as prepared by the Servicer. No exceptions were noted.

     c) We compared the total finance charge collections, gross fee, and principal collections for the Selected Days to the Agent Bank Summary Report ("ABS"), which is prepared by the Providian National Bank's third party bank card processor, Total System Services, Inc. ("TSYS"). No exceptions were noted.

     d) We compared the collection date for the days selected per the Collection Data Report to the corresponding TFN to determine that the wire transfers occurred no later than three business days after the collection date. No exceptions were noted.

     e) For the Selected Days, we recalculated all mathematical calculations contained in the Collection Data Report. No exceptions were noted.

3. We obtained Monthly Servicer's Certificates and the Monthly Statements for all Series issued for all months from October 1996 through September 1997. We noted that the Certificates were signed by an authorized officer, and that management asserted that no Pay Out Event had occurred.

4. For the months of October 1996 through September 1997 for Series 1993-2, 1993-3, 1995-1, 1995-2, and 1996-1; for the months of March through September 1997 for Series 1997-1 and 1997-2; and for the months of June through September 1997 for Series 1997-3, we obtained Providian National Bank-prepared Monthly Statements and performed the following (Article III section 3.04 and Article IV sections 4.03 and 4.04 of the Agreement):

     a)   For the month of July for Series 1993-2, 1993-3, 1995-1, 1995-2, 1996-
          1, 1997-1, 1997-2, and 1997-3 and the month of March for Series 1993-3, we recalculated all mathematical calculations in the monthly Statements, and compared the related Trust activity amounts reported in the monthly statements to the amounts reported in the corresponding month's reports generated from TSYS. No exceptions were noted.

     b) For the remaining months, we compared the related Trust activity amounts to the Dual Seller Allocation model output (prepared by the Servicer). No exceptions were noted.

     c)   We  recomputed  the  mathematical   calculation  that  determines  the
          investor and seller portions (Article III section 3.04 and Article IV sections 4.03 and 4.04 of the Agreement). No exceptions were noted.

5. We obtained direct confirmation of the Servicer's fidelity bond coverage insuring against losses through wrongdoing of its officers and associates who are involved in the servicing of receivables. The insurer stated that the coverage is currently maintained and was in force throughout 1997.

6. We inquired of Servicer personnel responsible for investments in the Collection Accounts. The Servicer personnel informed us that deposits in the Collection Accounts were invested in Eligible Investments only, as defined in Article I of the Agreement (Article IV section 4.02 of the Agreement).

7. The Servicer provided us with written representations that no Pay Out Event, as the term is defined in the Agreement, occurred during the twelve months ended September 30, 1997 for any series during its revolving period (Article IX Section 9.01).

8. We obtained written representation from management of Providian National Bank that, to the best of their knowledge, Providian National Bank has recorded all material transactions properly relating to the Agreement, and Providian National Bank has complied with all material aspects of the Agreement. (Articles III and IV and section 8.08 of the Agreement).

9. We obtained copies of the Annual Servicer's Certificate and compared the form of the Annual Servicer's Certificates to Exhibit D of the Agreement (Article III section 3.05 of the Agreement). No exceptions were noted.

We were not engaged to, and did not, perform an examination, the objective of which would be the expression of an opinion on the monthly certificates for each series included in the Trust, prepared by the Servicer pursuant to Article III, sections 3.06(a) and 3.06(b), of the Agreement or on the reports prepared by the Servicer. Accordingly, we do not express such an opinion. Had we performed additional procedures with respect to both the monthly certificates prepared by the Servicer pursuant to Article III, sections 3.06(a) and 3.06(b) of the Agreement and the reports prepared by the Servicer, which were the source of such amounts, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use and information of Providian National Bank and the Trustee and should not be used by those who have not agreed to the procedures and taken responsibility for the sufficiency of the procedures for their purposes.

                                                       /s/ Ernst & Young LLP

March 25, 1998


                         Independent Accountant's Report


Board of Directors
Providian National Bank

     We have examined management's assertion, included in the accompanying Report of Management on Master Trust Internal Controls and Pooling and Servicing Agreement Compliance ("Report"), that Providian National Bank (formerly First Deposit National Bank and Providian National Bank), as Seller and Servicer, maintained internal controls over the functions performed as servicer of the Providian Master Trust ("Trust") that are effective, as of December 31, 1997, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement (as amended, the "Agreement"), dated as of June 1, 1993, as amended by Amendment No. 1 dated as of May 1, 1994, Amendment No. 2 dated as of June 1, 1995 and Amendment No. 3 dated as of March 1, 1997, and as supplemented by the Series 1993-2 Supplement thereto, dated as of June 1, 1993; as supplemented by the Second Amended and Restated Series 1993-3 Supplement thereto, dated as of December 1, 1995; as supplemented by the Series 1995-1 and 1995-2 Supplements thereto, dated as of June 1, 1995; as supplemented by the Series 1996-1 Supplement thereto, dated as of June 1, 1996; as supplemented by the Series 1997-1 and the Series 1997-2 Supplements thereto, dated as of March 1, 1997; as supplemented by the Series 1997-3 Supplement thereto, dated as of June 1, 1997 and as supplemented by the Series 1997-4 Supplement thereto, dated as of November 1, 1997 between Providian National Bank and Bankers Trust Company, as Trustee, and are recorded properly to permit the preparation of the required financial reports. As discussed in that report, management is responsible for Providian National Bank's internal controls over compliance with those requirements during the period ended December 31, 1997. Our responsibility is to express an opinion on management's assertion about Providian National Bank's internal controls over compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over the functions performed by Providian National Bank as servicer of the Trust, testing, and evaluating the design and operating effectiveness of the controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Providian National Bank's internal control over compliance with specified requirements.

Because  of  inherent   limitations   in  any  internal   controls,   errors  or
irregularities may occur and not be detected. Also, projections of any evaluation of the internal controls over the functions performed by Providian National Bank as servicer of the Trust to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that Providian National Bank maintained controls over the functions performed as servicer of the Trust that are effective, as of December 31, 1997, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreement and the Supplements to the Agreement referred to above, between Providian National Bank and Bankers' Trust Company, and are recorded properly to permit the preparation of the required financial reports, is fairly stated, in all material respects, based upon the following criteria specified in the Report:

 --  Controls   provide   reasonable   assurance   that  funds   collected   are
     appropriately remitted to the Trustee in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that Trust assets are segregated from those assets retained by Providian National Bank in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that expenses incurred by the Trust are properly calculated and remitted in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that the addition of accounts to the Trust are authorized in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that the removal of accounts from the Trust are authorized in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that Trust assets amortizing out of the Trust are calculated in accordance with the Agreement and the Supplements to the Agreement.

 -- Controls provide reasonable assurance that Monthly Servicer's Certificates generated in the form of "Exhibits" and provided to the Trustee are reviewed by management prior to disbursing.

 -- Controls provide reasonable assurance that Monthly Servicer's Certificates generated in the form of "Exhibits" contain information required by the Agreement and the Supplements to the Agreement.

This report is intended solely for your information. However, this report is a matter of public record as a result of being included as an exhibit to the report on Form 10-K prepared by Providian National Bank and filed with the Securities and Exchange Commission on behalf of the Providian Master Trust and its distribution is not limited.

                                                       /s/ Ernst & Young LLP

March 25, 1998

                         Independent Accountant's Report


Providian National Bank
     and
Bankers Trust Company

We have examined management's assertion, included in the accompanying Report of Management on Master Trust Internal Controls and Pooling and Servicing Agreement Compliance (the "Report"), about Providian National Bank's (formerly First Deposit National Bank and Providian National Bank) compliance with the relevant terms and conditions of Articles III and IV, and Sections 8.08 and 9.01 of the Pooling and Servicing Agreement, dated as of June 1, 1993 as amended, between Providian National Bank and Bankers Trust Company (the "Agreement") and Articles IV and V of the Supplements to the Agreement relating to Series 1993-2, Series 1993-3, Series 1995-1, Series 1995-2, Series 1996-1, Series 1997-1, Series
1997-2, Series 1997-3 and Series 1997-4 as of December 31, 1997 and for the year then ended. Management is responsible for Providian National Bank's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Providian National Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Providian National Bank's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of Providian National Bank's compliance with specified requirements.

In our opinion, management's assertion that Providian National Bank was in compliance, in all material respects, with the terms and conditions of the sections of the Agreement and the provisions of each Supplement to the Agreement referred to above, as of December 31, 1997 and for the year then ended, is fairly stated, in all material respects.

This report is intended solely for your information. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form 10-K prepared by Providian National Bank and filed with the Securities and Exchange Commission on behalf of the Providian Master Trust and its distribution is not limited.



March 25, 1998                               /s/ Ernst & Young